Exhibit 99.2

AudioEye, Inc.

Q3 2021 Earnings Call Transcripts

Thursday, November 11, 2021 4:30 PM EST

Call Participants

EXECUTIVES

Carr Bettis

Executive Chairman & Director

David D. Moradi

Interim CEO, Chief Strategy Officer & Director

Kelly Georgevich

CFO, Principal Financial Officer & Principal Accounting Officer

ANALYSTS

Derek Greenberg

Maxim Group, LLC

Scott Christian Buck

H.C. Wainwright & Co, LLC, Research Division

Zachary Cummins

B. Riley Securities, Inc., Research Division

Operator

Good afternoon and welcome to AudioEye's Third Quarter 2021 Earnings Conference Call. Joining us for today's call are AudioEye's Interim CEO, Mr. David Moradi; Executive Chairman, Dr. Carr Bettis; and CFO, Ms. Kelly Georgevich. Following their remarks, we will open up the call for questions from the company's publishing analysts. I would like to remind everyone that this call will be recorded and made available for replay via link available in the Investor Relations section of the company's website at www.audioeye.com.

Before I turn the call over to AudioEye's Executive Chairman, the company would like to remind all participants that statements made by AudioEye management during the course of this conference call that are not historical facts are considered to be forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. The words believe, expect, anticipate, estimate, confident, will and other similar statements of expectation identify forward-looking statements. These statements are predictions, projections or other statements about future events and are based on current expectations and assumptions that are subject to risks and uncertainties.

Actual results could materially differ because of factors discussed in today's press release; in the comments made during this conference call; and in the Risk Factors section of the company's annual report on Form 10-K, its quarterly reports on Form 10-Q and in its other reports and filings with the Securities and Exchange Commission. Participants on this call are cautioned not to place undue reliance on these forward-looking statements, which reflect management's belief only as of the date hereof. AudioEye does not undertake any duty to update or correct any forward-looking statements.

Further, management's remarks today will include certain non-GAAP financial measures. A reconciliation of the most directly comparable GAAP financial measures to these non-GAAP financial measures is available in the company's earnings release posted in the Investor Relations section of our website at www.audioeye.com.

Now I would like to turn the call over to AudioEye's Executive Chairman, Dr. Carr Bettis. Sir, please proceed.

Carr Bettis
Executive Chairman

Thank you, operator. Welcome, everyone, and thank you for joining us today. First of all, Happy Veterans Day, and a special thank you to all of the veterans for their service to our country.

After the market close, we issued a press release announcing our results for the third quarter ended September 30, 2021. A copy of the press release is also available in the Investor Relations section of our website at audioye.com.

We would like to begin as usual with an overview of our business. AudioEye is a leading provider of SaaS-based digital accessibility solutions. Our mission is to eradicate all barriers to digital accessibility. To deliver on that mission, we solve the largest range of issues that impact the way people around the globe browse and interact with online content. At AudioEye, we address every aspect of web accessibility, from finding and fixing issues to ongoing monitoring and upkeep. We also certify websites to demonstrate compliance with both the American Disabilities Act or ADA, and the latest Web Content Accessibility Guidelines or WCAG 2.1. Our comprehensive digital accessibility solutions allow our private sector clients to expand their customer reach and grow revenue by serving individuals with disabilities who make up 15% of the world population.

I'll now turn the call over to David, AudioEye's largest shareholder and our Interim CEO. David?

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

Thank you, Carr.

It is my pleasure to speak with you today. I am pleased with the third quarter as we continue to transition to a highly scalable SaaS company. Revenue grew across all channels, and we increased MRR while achieving high logo and dollar retention.

Gross margins remained healthy in the mid-70s, up substantially from prior years. As previously communicated, we have continued investing in R&D and sales and marketing to capitalize on our industry's long-term expected growth trends. Over time, we expect that R&D and sales and marketing will come down as a percentage of revenue as we increase sales and benefit from efficiencies.

Earlier this year, we announced our next-generation platform which features always-on monitoring, analysis of issues fixed and remaining, and an accessibility score. These features have not only resonated with our existing customer base but have also supported additional wins this year.

Now I'm very excited to discuss our next major release, Issue Reporting. Yesterday we publicly unveiled Issue Reporting. Our technology and transparent approach to solving accessibility for our clients has always been distinct from the competition. But with the release of Issue Reporting, this puts us at another level. Customers can now quickly sort accessibility issues by type and severity, to view those fixed automatically and those requiring additional attention. Because AudioEye now includes Issue Reporting with all next-gen subscriptions, these advancements allow us to offer a comprehensive accessibility solutions for a fraction of the price of traditional approaches.

I want to thank our product and engineering teams for their hard work in delivering this world-class product. We have already seen an enthusiastic response to Issue Reporting from our customers and prospects. During the quarter, one of the largest and fastest-growing U.S. digital agencies partnered with AudioEye. They indicated how much more manageable and affordable our solution is than the one we displaced. Their old solution required their engineers to update sites for every accessibility item every time the website changed, and frequent expensive audits. Additionally, they made a significant acquisition involving thousands of sites and existing agency customers, said they would be using AudioEye as a go-forward solution, replacing a competing product in the acquired business. They indicated they would only use AudioEye due to its ease of use, accuracy and Issue Reporting.

As these wins demonstrate, we continue to hear the same feedback over and over. Our efficient, accurate and transparent solution reduces or eliminates engineering time and resources that alternative options require. Today AudioEye's value proposition is the most compelling at any time in the company's history. To understand why that is the case, it makes sense to understand the overall landscape.

Outside of AudioEye, there are 3 approaches to fixing accessibility errors on a website today. The first is building an accessible website from the onset and ensuring accessibility is part of every update process. Two, software-only products, which address only a subset of the issues and do not offer issue reporting, leaving website owners in the dark. Three, traditional approaches which require expensive and recurring manual audits, during which developers fix issues and the source code. This costly process must then be repeated to maintain accessibility whenever a website is modified.

Unless the website is built with accessibility during the design and development phase and updated accordingly, which is only a small percentage of websites, we offer the most cost-effective and straightforward solution. We fix many issues automatically and provide Issue Reporting bundled into our next-gen offerings at no extra charge. Customers can use Issue Reporting to resolve their remaining problems independently, or hire us to do the rest with our human-assisted technology.

AudioEye has made tremendous progress in our R&D efforts over the last year, and Issue Reporting is just one exciting outcome of this process. We are unaware of any competitor with our amount of product and engineering talent, or any other competitor investing in R&D at a similar rate. Pace of development has continued to increase, and we look forward to announcing additional features and products as they are released over the next few months. This would not be possible without product and tech leadership which has instilled processes for repeatable excellence, and the tireless efforts from the product and engineering teams.

In addition to our success with business partners, I'm excited to discuss our outreach with the disability community. In early October, we announced the AudioEye A11iance Community at M-Enabling, an event hosted by Mike Paciello, a prominent accessibility advocate and founder of WebABLE. The AudioEye A11iance Community is a community-based initiative that brings people with disabilities to the forefront of the product development and quality assurance process. The alliance's creation make sure that our technology is backed by the human element of people living with disabilities, who rely on assisted technology to navigate websites in their everyday lives.

By including this feedback in the development process, AudioEye can continue to build the best solutions that allow people with disabilities to navigate the web naturally. I encourage you to go to our website where we showcase their experiences and feedback as part of our Making Accessibility Visible series at www.audioeye.com/blog.

Also at the M-Enabling event, our COO Dominic Varacalli co-led a discussion on the contributions of technology in digital accessibility, alongside Anil Lewis, the Director of Advocacy and Policy for the National Federation of the Blind. If you would like to hear the discussion, please go to www.audioeye.com/enable.

The trend of accessibility lawsuits continues to rise. This year, we expect almost 4,200 cases versus 3,500 in the previous year. In addition to private litigation, we have noticed increased activity from the Department of Justice. On November 1, Justice announced an agreement with Rite Aid requiring the pharmacy to make its COVID-19 vaccine content accessible. And on September 20, Justice filed a statement of interest in a federal court case in Los Angeles called Vargas and American Council of the Blind versus Quest Diagnostics. The DOJ statement agrees with the plaintiffs' claim that inaccessible kiosks violate the ADA. Against this backdrop, the team at AudioEye is working tirelessly toward providing the most efficient and transparent solution to the ever-present need for digital accessibility.

Moving on to guidance. In terms of guidance for the fourth quarter, we believe revenue will be between $6.3 million to $6.5 million, representing 15% year-over-year growth at the midpoint. We remain very well capitalized, with $22 million of cash in the books at September 30. And we have the runway to continue investing in the business for long-term success.

I would now like to turn the call over to Kelly, AudioEye's CFO. Kelly?

Kelly Georgevich
CFO, Principal Financial Officer & Principal Accounting Officer

Thank you, David.

I would like to begin by providing a summary of Q3 and 2021 year-to-date results and what we view as one of the most important metrics for our business. In the third quarter of 2021, monthly recurring revenue or MRR grew approximately 24% year-over-year to $2.1 million, and grew sequentially from $2 million in Q2 2021.

In addition, we increased our customer count by approximately 270% over the same period of last year, with approximately 80,000 customers in September 2021. We continue to see increases in customer counts across each of our revenue channels.

Revenue for Q3 2021 was $6.2 million, up 17% from $5.3 million in the third quarter of 2020.

Regarding our 2 revenue channels, the partner and marketplace channel includes all revenue from our SMB-focused marketplace products and revenue from a variety of partners who deploy these same products for their SMB customers. In the third quarter of 2021, this revenue channel grew 33% year-over-year and represents approximately 55% of revenue and 57% of MRR. We expect to continue to see this channel contribute significantly to our growth in customer count and ultimately MRR.

The enterprise channel continued to perform in the quarter, contributing approximately 45% of revenue and 43% of MRR. While project-oriented PDF revenue was down from Q3 2020, recurring revenue in the enterprise channel grew approximately 12% over the same period in prior year, driving a return to year-over-year increase for the channel. We again added prominent enterprise brands from our direct sales efforts and continued to renew our enterprise clients at an impressive rate.

Gross margins continued to expand year-over-year, reaching 74.7%, an increase from 71% a year ago and consistent with Q2 2021. The increase in gross profit from Q3 2020 was primarily due to continued recurring revenue growth and continued improvement and automation in our product offering.

In Q3 2021, cost of revenue remained flat from Q3 2020 despite increases to revenue and customer count. In Q3, OpEx inclusive of $1.9 million of stock compensation was $9.3 million, which was an increase of about 72% versus Q3 last year. This increase was strategic and was primarily driven by increases in R&D as we focused on product development and expanding our sales and marketing efforts. Our G&A expense remained consistent with Q3 2020.

Our total R&D spend in Q3 was approximately $2 million, with approximately $370,000 reflected as software development costs in the investing section of the cash flows statement. This total R&D spend is about 32% of our revenue this quarter versus 9% last year and continues to reflect the commitment towards investing for scale in this emerging market.

Sales and marketing expense increased over Q3 2020 due to significant investment in paid media and associated marketing costs and expansion in our sales and marketing team.

Net loss in the third quarter of 2021 was $4.7 million or $0.41 per share, compared to $1.1 million or $0.12 per share in the same year-ago period. On a non-GAAP basis, our Q3 net loss was $2.8 million or $0.24 per share, compared to the same year-ago period of $0.2 million or $0.02. The primary adjustment to GAAP earnings and EPS for both comparable quarters is noncash share-based compensation, and in Q3 2020 also included non-cash valuation adjustments to liabilities, interest expense and severance. Our balance sheet remains well capitalized with zero debt and $22 million of cash at September 30, 2021.

With that, we open up the call for questions. Operator, please give instructions.

Operator

Our first question is from Zach Cummins of B. Riley Securities.

Zachary Cummins
B. Riley Securities, Inc., Research Division

I appreciate all the incremental color around the technology development and kind of where you're going next. And just speaking on that front, David, in regards to Issue Reporting, is this solution only for new customers at this juncture? Or do you have any plans to kind of move this through the existing customer base as well?

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

All customers on next gen will have Issue Reporting. So we're in the migration process right now. Anybody on the website has it. Enterprise customers are starting to get it as well as partners. And so it should be over the next 3 to 6 months.

Zachary Cummins
B. Riley Securities, Inc., Research Division

Understood. And can you talk a little bit more about some of your success with digital agency and partners there with this new Issue Reporting capability? It sounds like you were actually able to displace a competitor because of your superior solution that I assume comes at a much lower cost.

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

Yes. I mean the product is differentiated and it's a superior product. It's the most transparent solution. You have an accessibility score, continuous reporting, the highest level of automation. This is really disruptive actually with Issue Reporting. We're giving this away for much cheaper than competitors. Competitors are charging upwards of $10,000, $20,000, $30,000 for something we're essentially giving away now in your subscription packages.

Zachary Cummins
B. Riley Securities, Inc., Research Division

Understood. That's helpful. And David, can you give me a little more depth on the investments that you're making in sales and marketing? I think Kelly called it out in her script that really starting to look at incremental investments in paid media as well as head count.

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

Yes, we're in the early innings of digital accessibility and expect that the market is going to grow rapidly over the next few years. So we're trying to get in front of that. We're balancing the opportunity to further increase our tech lead with investments against near-term profitability to maximize the long term for us.

As you can see, the R&D has been going up, and we're starting to get a nice return on that investment. We expect to generate efficiencies from sales and marketing over the next few quarters and expect that will go down as a percentage of revenue.

Zachary Cummins
B. Riley Securities, Inc., Research Division

Got it. And David, second year in a row that you've been at the INBOUND event as the accessibility provider. I was just curious, does that exposure provide you an opportunity for a deeper partnership with HubSpot? And I imagine it serves as a pretty good lead generation tool for new customers.

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

Yes, we can't really comment on specifics of partnerships, but yes, you should assume that we're speaking to them.

Zachary Cummins
B. Riley Securities, Inc., Research Division

Understood. And I guess final question just speaking around relationships on the partner side, I know you had some of those relationships pushed out and no longer expected to happen in this year. But can you give us any sort of update on that? Are these still in the pipeline in still ongoing discussions for pretty meaningful partnerships for AudioEye?

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

Yes, nothing really changed except the timing. We're still discussing the same partnerships with the same folks. It's just not their highest priority at the moment. And so hopefully that changes in the future, and we can start to do the upgrade processes and do these large platform integrations.

Zachary Cummins
B. Riley Securities, Inc., Research Division

Understood. Really appreciate it and looking forward to speaking soon.

Operator

Our next question is from Allen Klee of Maxim Group.

Derek Greenberg

Maxim Group, LLC

This is Derek Greenberg on for Allen. My first question is how much do you guys have left with your ATM? Has it changed at all this quarter?

Kelly Georgevich
CFO, Principal Financial Officer & Principal Accounting Officer

We're ending the quarter at $22 million of cash. If you look at our year-to-date net increase of cash, it is $12.8 million. That is inclusive of the $16.5 million generated from the at the market offering.

Derek Greenberg

Maxim Group, LLC

Okay. And then what was you guys' operating cash flow and capitalized software development costs for this quarter?

Kelly Georgevich
CFO, Principal Financial Officer & Principal Accounting Officer

Capitalized software development costs for the quarter were $370,000. And operating cash flow was 2.4 -- sorry, a burn of $2.4 million.

Derek Greenberg

Maxim Group, LLC

Okay. And then lastly, what about D&A?

Kelly Georgevich
CFO, Principal Financial Officer & Principal Accounting Officer

G&A as an expense?

Derek Greenberg

Maxim Group, LLC

No, the ...

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

Did you say D&A or G&A?

Derek Greenberg

Maxim Group, LLC

Yes, D&A, depreciation.

Kelly Georgevich
CFO, Principal Financial Officer & Principal Accounting Officer

D&A, sorry, depreciation. Yes, depreciation was $357,000 in the quarter.

Derek Greenberg

Maxim Group, LLC

Okay. Great.

Operator

Our next question is from Scott Buck of H.C. Wainright.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

A bit of a follow-up on Zach's question regarding sales and marketing. Can you give us a little color about how you think about ROI there, and maybe when we should expect to see some of the revenue benefits from this investment?

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

I would think over the next year, you'll see the benefits. It's really increasing leads at the top of the funnel. And we're in the optimizing phase. We're trying a lot of new things and testing things out and getting better at what we're doing. So there is some inefficiency there at the moment, but that should get better.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

All right. That's helpful. And then second one for me, can you just kind of give us a reminder? This is the second or third quarter where you've shown pretty significant year-over-year expansion in gross margins. What's kind of the expectation there moving forward? And are we kind of topping out here in the mid-70s?

Kelly Georgevich
CFO, Principal Financial Officer & Principal Accounting Officer

Yes, we're happy with our gross margins over the last few quarters. It's been consistently in the mid-70s, and we expect that to continue or improve going forward. We're not giving specific guidance on future quarters, but I'm pleased with our range and don't expect any significant differences to occur.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Okay, perfect. I appreciate the time.

Operator

Thank you. At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Moradi for closing remarks.

David D. Moradi
Interim CEO, Chief Strategy Officer & Director

Great. Thank you. Thank you for joining us today. As always, I want to thank our employees, partners, and investors for their continued support. We look forward to updating you on our next call.

Operator

Before we conclude today's call, I would like to remind everyone that a recording of today's call will be available for replay via a link available on the Investors section of the company's website. Thank you for joining us today for AudioEye's Third Quarter 2021 Earnings Conference Call. You may now disconnect.